Exhibit 10.5

EXECUTION VERSION

ATLAS AIR WORLDWIDE HOLDINGS, INC.

ANNUAL INCENTIVE PROGRAM

FOR SENIOR EXECUTIVES

Adopted by Compensation Committee:  As of July 1, 2019

ATLAS AIR WORLDWIDE HOLDINGS, INC.

ANNUAL INCENTIVE PROGRAM

FOR SENIOR EXECUTIVES

Section 1.  Purpose.

The purpose of the Program is to set forth certain terms and conditions governing cash awards made under the Atlas Air Worldwide Holdings, Inc. (“AAWW”) 2018 Incentive Plan, as may be amended from time to time (the “Plan”). The Program shall be treated for all purposes as a sub-plan or arrangement for the grant of Cash Awards under the Plan. The Program shall be effective as of January 1, 2019, and shall be applicable for the 2019 Program Year and subsequent Program Years during the continuance of the Plan unless amended or terminated by the Committee pursuant to Section 10. Capitalized terms not defined herein shall have the meanings given in the Plan.

Section 2.  Definitions.

Award

shall mean an opportunity to earn benefits under the Program.

Atlas

shall mean AAWW or its subsidiaries, as applicable.

Base Salary

shall mean an Eligible Employee’s actual base salary for the applicable period.

Board

shall mean the Board of Directors of AAWW.

Beneficiary

shall mean a Participant’s beneficiary designated pursuant to Section 8.

2.6.Cause shall mean (i) the Participant’s refusal or failure (other than during periods of illness or Disability (as defined in the Plan)) to perform his or her material duties and responsibilities to Atlas, (ii) the conviction or plea of guilty or nolo contendere of the Participant in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of Atlas including, without limitation, any material breach of written policies of Atlas with respect to trading in securities, (iv) other acts of fraud in connection with the Participant’s duties and responsibilities to Atlas, including, without limitation, misappropriation, theft or embezzlement in the performance of the Participant’s duties and responsibilities as an employee of Atlas, or (v) a violation of any material Atlas policy, including, without limitation, a violation of the laws against workplace discrimination.

2.7.Change in Control Good Reason shall mean (i) a material reduction in the Participant’s duties and responsibilities from those of the Participant’s most recent position with Atlas, (ii) a reduction of the Participant’s aggregate salary, benefits and other compensation (including any incentive opportunity) from that which the Participant was most recently entitled during Employment other than in connection with a reduction as part of a general reduction applicable to all similarly-situated employees of Atlas, or (iii) a relocation of the Participant to a position that is located greater than 40 miles from the location of such Participant’s most recent principal location of Employment with Atlas; provided, however, that the Employee will be treated as having resigned for Change in Control Good Reason only if he or she provides Atlas with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which Atlas shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if Atlas fails to so cure the event, the Participant must terminate his or her Employment not later than 30 days following the end of such cure period.

Code

shall mean the Internal Revenue Code of 1986, as amended from time to time.

Committee

shall mean the Compensation Committee of the Board.

Eligible Employee

shall mean any of the Chief Executive Officer, President and Executive Vice Presidents of AAWW and such other Atlas senior executive officers as shall be designated by the Committee.

2.11.Good Reason shall mean (i) a material reduction in the Participant’s annual base salary, Target Bonus Percentage, or target long-term incentive award opportunity, in each case as then in effect, or other material benefits provided to officers of Atlas, except where such reduction is part of a general reduction in salary or benefits by Atlas or (ii) a material reduction in the Participant’s title or job responsibilities; provided, however, that a Participant shall be treated as having resigned due to Good Reason only if he or she provides Atlas with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which Atlas shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if Atlas fails to so cure the event, the Participant must terminate his or her Employment not later than 30 days following the end of such cure period.

Participant

shall mean any Eligible Employee during such Eligible Employee’s period of participation in the Program.

Program

shall mean this Atlas Air Worldwide Holdings, Inc. Annual Incentive Program for Senior Executives, as it may be amended from time to time.

Program Year

shall mean the calendar year.

2.15.Retirement shall mean a termination of a Participant’s Employment with Atlas by the Participant on or after the Participant (i) attains age fifty-five (55) and has completed ten (10) years of service with Atlas, and (ii) has given not less than three (3) months’ advanced written notice of such proposed Retirement to the then current Chief Executive Officer of AAWW; provided, however, that if such Participant is terminated by Atlas for Cause after providing such advanced written notice, such termination shall not be considered a Retirement, as defined herein.  Notwithstanding clause (ii) above, in the event of a proposed Retirement of the then current Chief Executive Officer of AAWW, he or she must give not less than six (6) months’ advance written notice to the Board and a majority of the members of the Board (disregarding the Board membership of the Chief Executive Officer of AAWW for these purposes) must approve such retirement.

2.16.Termination of Service shall mean the date a Participant’s Employment terminates.

Section 3.  Administration.

The Program shall be administered by the Committee. The Committee shall have full power and authority in its sole discretion to construe and interpret the Program, establish and amend administrative regulations to further the purpose of the Program, determine the extent to which Award payments have been earned by virtue of satisfying the Financial Goal described in Section 5.3, determine whether to reduce under Sections 5.3(b) through 5.3(e), to the extent that cost control, the Service Reliability Goal (described in Section 5.3), Management Business Objectives (“MBOs”) and any other Performance Criteria have not been satisfied, the amount otherwise payable under Section 5.3, determine whether to settle a portion of the Award in AAWW stock, and take any other action necessary to administer the Program.  All decisions, actions, or interpretations of the Committee shall be final, conclusive, and binding upon all Participants.

Section 4.  Participation.

4.1

General. Each Eligible Employee shall participate in the Program if he or she is employed as an Eligible Employee on the first day of the Program Year. An individual who becomes an Eligible Employee during a Program Year but prior to September 30 of the applicable year will participate only with respect to Base Salary earned on and after the date he or she first becomes an Eligible Employee.

4.2

Change of Title/Position. If an Eligible Employee is promoted during a Program Year such that his or her Base Salary, Target Bonus Percentage (as defined below) and/or Maximum Bonus Percentage (as defined below) increases, (i) for the portion of the Program Year prior to such promotion, the Award will be calculated as set forth herein using (A) the Base Salary earned prior to the effective date of such promotion, and (B) the Target Bonus Percentage and Maximum Bonus Percentage applicable to the Eligible Employee’s title/position prior to the effective date of such promotion, and (ii) for the portion of the Program Year following such promotion, the Award will be calculated as set forth herein using (A) the Base Salary earned on and after the effective date of such promotion, and (B) the Target Bonus Percentage and Maximum Bonus Percentage applicable to the Eligible Employee’s new title/position on and after the effective date of such promotion.

4.3

Other Compensation. Any determination by the Committee to provide incentive compensation to an Eligible Employee other than as described in this Section 4 shall be treated as a separate award made outside the Program.

Section 5.  Determination of Awards.

5.1.Target Bonus Percentage. The “Target Bonus Percentage” shall mean the following percentage of Base Salary for each Participant, as such percentages may be increased by the Committee from time to time: (i) one hundred percent (100%) of Base Salary for the Chief Executive Officer of AAWW, (ii) ninety percent (90%) of Base Salary for Executive Vice Presidents who also hold the title of President of Atlas Air, Inc. or Chief Executive Officer of Titan Aviation Holdings, Inc., and (iii) eighty-five percent (85%) of Base Salary for other Executive Vice Presidents.

5.2.Maximum Bonus Award. The maximum bonus payable under an Award for each Program Year will be the lesser of (i) the dollar limit set forth in Section 4(c) of the Plan, and (ii) the following percentage of Base Salary for each Participant, as such percentages may be increased by the Committee from time to time: (A) two-hundred percent (200%) of Base Salary for the Chief Executive Officer of AAWW, (B) one-hundred eighty percent (180%) of Base Salary for Executive Vice Presidents who also hold the title of President of Atlas Air, Inc. or Chief Executive Officer of Titan Aviation Holdings, Inc., and (C) one-hundred and seventy percent (170%) of Base Salary for other Executive Vice Presidents (each, a “Maximum Bonus Percentage”).

5.3.Performance Measures. Payment under an Award is conditioned upon achievement of the threshold Financial Goal (as defined below), as described below. If the threshold Financial Goal is achieved, the Award payment will be the Maximum Bonus Percentage minus such adjustments, if any, as the Committee determines to be appropriate to reflect levels of achievement with respect to the Financial Goal (if such Financial Goal is achieved at a level below the maximum level) and/or one or more of the other factors described below and/or such other factors as shall be designated by the Committee.

(a)Financial Goal. The financial goal is based on Atlas’s adjusted income from continuing operations, net of taxes (“Adjusted Income”) as reported in Atlas’s press release, as may be further provided in any exhibit to the Program (the “Financial Goal”). For each Program Year, the threshold Adjusted Income level (which must be met before any amounts will be payable under Awards), the maximum Adjusted Income level, intermediate Adjusted Income levels, and the percentage of each Participant’s target bonus award that will be deemed achieved at each such profit level, will be determined by the Committee.

(b)Service Reliability Goal. The Committee may also reduce maximum Award payments, if any, to reflect the level of achievement of such service reliability goals as the Committee may determine for the Program Year (the “Service Reliability Goal”).

(c)Management Business Objectives Adjustment. The Committee may also reduce maximum Award payments, if any, to reflect the level of achievement of such individual MBOs as the Committee may determine in the case of any Participant for the Program Year.

(d)Effect of Corporate Transactions and other Exigencies. Without limiting the generality of the foregoing, the Committee shall have the authority to identify objectively determinable events (for example, but without limitation, acquisitions or dispositions) which, if they occur, would have a material effect on objective Performance Criteria applicable to Awards under the Program, and to adjust such Performance Criteria in an objectively determinable manner to reflect such events.

Section 6.  Payment of Awards under this Program.

6.1.General. Subject to Section 6.4 and Section 7, a Participant will be entitled to receive payment, if any, under an Award if the Participant is still employed by Atlas on the last day of the Program Year for which the Award is paid, unless in the period between the last day of the Program Year and any payout under the Program the Participant is terminated by Atlas for Cause or the Participant terminates his or her Employment with Atlas for any reason other than for Good Reason or by reason of a Retirement. A Participant will receive an Award in the manner and at the times set forth in this Sections 6.

6.2.Time of Payment. Any amount payable for an Award for a Program Year shall be paid by Atlas within two weeks following certification by the Committee as to achievement of the performance goals following the completion of the year-end audit for the applicable Program Year, but in no event later than March 15 of the year following the applicable Program Year.

6.3.Form of Payment. All amounts payable for an Award shall be paid in cash or AAWW stock, but AAWW stock may be used, if at all, only for the portion of the Award that exceeds fifty percent (50%) of Base Salary.

6.4.Termination of Employment.

(a)In General. Except as provided otherwise in this Section 6.4 or Section 7, a Participant whose Employment terminates for any reason prior to the last day of the Program Year for which an Award is payable shall forfeit such Award.

(b)Termination Bonus Amount. For purposes of this Section 6.4, “Termination Bonus Amount” shall mean a payment with respect to an Award for the Program Year in an amount equal to, (A) in the event the Termination of Service occurs after June 30 of the Program Year, the lesser of (1) the amount he or she would have received if he or she was employed by Atlas on the last day of the Program Year based upon actual company performance measured pursuant to the Plan (and assuming for such purpose that his or her MBOs have been achieved at target), or (2) his or her Target Bonus Percentage (such lesser amount, the “Full Termination Bonus Amount”) or (B) in the event the Termination of Service occurs prior to July 1 of the Program Year, the Full Termination Bonus Amount multiplied by a fraction, the numerator of which is the number of days from the commencement of the Program Year until such Termination of Service and the denominator of which is 365.

(c)Death or Disability. In the event of a Participant’s Termination of Service during a Program Year due to his or her death or Disability, the Participant shall be entitled to receive the Termination Bonus Amount.

(d)Involuntary Termination; Good Reason; Retirement. If a Participant’s Employment terminates during a Program Year by reason of (i) an involuntary termination by Atlas not for Cause, (ii) termination by the Participant for Good Reason, or (iii) Retirement, the Participant shall be entitled to receive the Termination Bonus Amount. Such payment shall be subject to all terms and conditions of the Program, including without limitation the provisions of Section 5 (relating to determination of the Award) and Section 6.2 (relating to the time of payment of the Award).

(e)Relationship with Other Agreements. This Section 6.4 shall not apply to the extent the rights of a Participant in such circumstances are governed by another agreement.

Section 7.  Change in Control.

In the event of a Change in Control, payment with respect to an Award for the Program Year in which such Change in Control occurred shall be an amount equal to the greater of (a) the applicable Target Bonus Percentage and (b) actual company performance measured pursuant to the Plan (such greater amount, the “CIC Bonus Amount”). In the event a Participant’s Employment is terminated during a Program Year in which a Change in Control occurs (i) following such Change in Control by reason of (A) an involuntary termination by Atlas not for Cause, (B) termination by the Participant for Change in Control Good Reason, (C) Retirement, (D) death, or Disability; or, (ii) within six months prior to such Change in Control, by Atlas not for Cause or by the Participant for Change in Control Good Reason, in each case, instead of the treatment described in Section 6.4, such Participant shall be entitled to the CIC Bonus Amount (for the avoidance of doubt, without proration). Such payment shall be subject to all terms and conditions of the Program, including without limitation the provisions of Section 5 (relating to determination of the Award) and Section 6.2 (relating to the time of payment of the Award).

For purposes of this Program, “Change in Control” shall mean the occurrence of any of the following:

(1)

any “person” (as used herein, as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof) or “group” (as used herein, as defined in Section 13(d) of the Exchange Act), acquires ownership or beneficial ownership of AAWW securities that, together with securities held by such person or group, constitutes more than 50% of the total fair market value of the issued and outstanding shares or the total voting power of AAWW;

(2)

any “person” or “group,” during the 12-month period ending on the date of the most recent acquisition by such “person” or “group” acquires ownership of AAWW securities that constitute 30% or more of the total fair market value of the issued and outstanding shares or the total voting power of AAWW;

(3)

the replacement of a majority of members of AAWW’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of AAWW’s Board of Directors before the appointment or election; or

(4)

the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from AAWW that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of AAWW; or

(5)	the consummation of a complete liquidation or dissolution of AAWW.

For purposes of determining whether a Change in Control has occurred (i) shares of AAWW received upon conversion of an option or warrant is considered to be an acquisition of shares of AAWW and (ii) in the event the persons who were beneficial owners of AAWW shares immediately prior to the consummation of a merger, share exchange, business combination or other similar corporate transaction continue to beneficially own, directly or indirectly, more than

50% of total fair market value of the issued and outstanding shares or the total voting power of AAWW (including a corporation or entity that, as a result of such transaction, owns AAWW or all or substantially all of AAWW’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such consummation of such transaction, such transaction shall not constitute a Change in Control.

Notwithstanding anything to the contrary herein, with respect to any amounts payable hereunder that constitute deferred compensation for purposes of Section 409A, such payment or settlement may accelerate upon a Change in Control for purposes of this Program only if such Change in Control also constitutes a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) (it being understood that vesting of amounts payable hereunder may accelerate upon a Change in Control, even if payment of such amounts may not accelerate pursuant to this sentence).

Section 8.  Beneficiary Designation.

8.1.Designation and Change of Designation. Each Participant shall file with Atlas a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Program upon the Participant’s death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with Atlas. The last such designation received by Atlas shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by Atlas prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

8.2.Absence of Valid Designation. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Participant’s Beneficiary and shall receive the payment of the amount, if any, payable under the Program upon his death. If Atlas is in doubt as to the right of any person to receive such amount, Atlas may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or Atlas may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Program and Atlas therefor.

Section 9.  General Provisions.

9.1.Plan to be Unfunded. The Program is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a trust of any kind. A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of Atlas. All Awards shall be paid from the general funds of Atlas, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards. There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of Atlas.

9.2.Section 409A of the Code. Awards under the Program are intended to be exempt from the requirements of Section 409A of the Code and shall be construed and administered accordingly. Notwithstanding anything to the contrary in the Program, neither Atlas, nor any affiliate, nor the Committee, nor any person acting on behalf of Atlas, any affiliate, or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 9.2 shall limit the ability of the Committee or Atlas to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

9.3.Rights Limited; Conflicts. Nothing contained in the Program shall give any Eligible Employee the right to continue in the Employment of Atlas, or limit the right of Atlas to discharge an Eligible Employee. If there is a conflict between this Program and another senior executive employment program or arrangement, such other program or arrangement shall control.

9.4.Governing Law. The Program shall be construed and governed in accordance with the laws of the State of New York.

9.5.Taxes. There shall be deducted from all amounts paid under the Program all federal, state, local and other taxes required by law to be withheld with respect to such payments.

Section 10.  Amendment, Suspension, or Termination.

Except with respect to 6.4(d) for any Program Year in effect, the Committee reserves the right to amend, suspend, or terminate the Program at any time.

Section 11.   Awards Subject to Clawback

Pursuant to AAWW’s Executive Compensation Clawback Policy, as the same is in effect following its adoption by the Board and as may be subsequently amended from time to time (the “Clawback Policy”), by his or her acceptance of an Award under the Program, the Participant agrees that the Committee may withhold, and participant will forfeit, compensation otherwise payable under an Award or seek recovery from, and the participant agrees to repay, compensation previously paid under an Award, as the case may be, as provided by the Clawback Policy, or to the extent required to comply with applicable law.